Exhibit 23.1

Guangdong Prouden CPAs GP Ste.2201, Yuehai Financial Center,21 Zhujiang West Rd., Guangzhou, Guangdong

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of D. Boral ARC Merger Corporation on Form S-4 of our report dated February 11, 2026, which includes an explanatory paragraph relating to D. Boral ARC Merger Corporation’s ability to continue as a going concern, with respect to our audit of the financial statements of D. Boral ARC Merger Corporation. as of December 31, 2025 and for the period from December 19, 2025(inception) through December 31, 2025 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

May 14, 2026